Exhibit 99.2

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT DECLARES QUARTERLY DIVIDEND

TORONTO, ON and TAMPA, FL – July 30, 2014 – Cott Corporation (“Cott”) (NYSE:COT; TSX:BCB) announced that its Board of Directors declared a quarterly dividend of USD$0.06 per share on common shares. The dividend is payable in cash on September 10, 2014, to shareowners of record at the close of business on August 28, 2014.

About Cott Corporation

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, beverage concentrates, liquid enhancers, freezables and ready-to-drink alcoholic beverages, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. Cott’s large manufacturing footprint, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With over 4,000 employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates which it exports to approximately 50 countries around the world.

Website: www.cott.com